EXHIBIT 10.28
July 13, 2005
Ms. Cynthia Lucchese
10473 Windemere
Carmel, IN 46032
Dear Cindy:
On behalf of Thoratec Corporation, I am pleased to confirm the following offer of employment to you as Sr. Vice President, Chief Financial Officer. The following should summarize the salient points of our offer. This offer supersedes any previous offers of employment.
Position: Sr. Vice President, Chief Financial Officer reporting directly to the President and Chief Executive Officer. Your offer of employment will be contingent upon successful completion of the pre-employment drug screening and a background investigation. A start date upon completion of the above will be mutually determined.
Salary: Your salary will be $10,000.00 paid bi-weekly, which is the equivalent to $260,000 annually. This is an position.
Bonus: In addition you will be eligible for a 60% bonus of your base salary. You will be eligible to participate in the 2005 bonus program on a pro-rata basis at target, based on your hire date. You will not be eligible for the “Over Achievement Award Opportunity/Performance Accelerator” benefit until 2006. Please refer to the attached copy of the Executive Incentive Plan.
Signing Bonus: The Company will pay to you a gross (taxable) bonus of $100,000 within 30 days of your hire date. In the event you voluntarily terminate your employment with Thoratec prior to twelve months from the date of receipt of the bonus payment, the signing bonus will be reimbursed to Thoratec.
Stock Options: Upon your date of hire, you will be granted Incentive Stock Options to purchase 100,000 shares of common stock of Thoratec Corporation. The exercise price of these options will be the fair market value of the stock at the date of the grant. These are 10-year options with vesting over a three-year period at the rate of one-third vesting per year.
Your stock option grants will include a provision for immediate and accelerated vesting upon a change in control of Thoratec.

Cindy Lucchese
Job Offer Letter
Page Two	July 13, 2005
Restricted Share Grant: If the acquisition of Guidant Corporation by Johnson & Johnson Corporation is completed by April 1, 2006, the Company will issue you a restricted stock grant of 25,000 shares. The restrictions on these shares will lapse in two increments. The first 15,000 shares will lapse upon your continued employment 90 days after the closing of the Guidant/J&J merger, and the additional 10,000 shares will lapse upon your continued employment eighteen months after your date of hire.
This restricted stock grant is intended to compensate you for the bonus you have advised us you are eligible to receive if you stay at your current position until the consummation of the acquisition of Guidant Corporation by Johnson & Johnson. If for any reason you receive all or any portion of such bonus, then this grant of Company restricted shares will be reduced pro rata, by the corresponding percentage. For example, if you receive 20% of the target bonus from Guidant Corporation, then you will receive a total grant of 16,000 restricted shares, or 80% of the total possible restricted stock grant.
In the event that your employment with the Company is terminated without cause (as such term is defined in the “Separation Benefits Agreement” described below), this restricted stock grant will vest immediately upon the effective date of such termination.
Temporary Housing: The Company will pay for the cost of a lease for furnished temporary housing for one year after your hire date.
Relocation: The Company will reimburse you for all reasonable relocation costs, as long as you relocate within 18 months of your hire date. This reimbursement will include the reasonable costs incurred in transporting your personal belongings from your current residence to one in the Pleasanton area. You will be reimbursed by Thoratec for reasonable and customary realtors’ fees paid on the sale of your home in Indiana and one-time, non-recoverable closing costs on a new house in Northern California. This includes the necessary gross-up costs to cover all taxable relocation costs to you. All relocation costs must be approved ahead of time by the Chief Executive Officer). In the event you voluntarily terminate your employment with Thoratec prior to twelve months from the date of relocation, the relocation payment must be reimbursed to Thoratec.

Cindy Lucchese
Job Offer Letter
Page Three	July 13, 2005
The Company’s intent is for your relocation process to be timely and a smooth one. If for some reason you experience difficulties in selling your home in Indiana in a timely fashion, we will commit to revisiting the relocation assistance provided by Thoratec.
Additionally, as assistance for your need to maintain two homes and to travel back and forth to Indiana during your first year of employment, we will pay you a monthly net stipend of $3,000 per month for one year after your hire date. This amount will be grossed up to cover all income taxes.
     Severance: You will be eligible to participate in the Thoratec Corporation Executive Severance Plan (the “Separation Benefits Agreement”). Your “Standard Severance” benefit, as outlined in paragraph 2(a) will be calculated as one times your annual salary. Your “Change of Control Severance” benefit, as outlined in paragraph 2(b) will be calculated as two times your annual salary plus two times your bonus. Please review the enclosed Separation Benefits Agreement for more specifics.
     For the first 24 months of your employment only, your Standard Severance benefit will be adjusted to two times your annual salary.
Benefits: As a full-time employee, you will be eligible to participate in the Company’s comprehensive group medical, dental, vision, short-term disability, long-term disability and life insurance programs. Health coverage becomes effective the first of the month following date of hire. Thoratec has several additional benefit programs such as a 401(k) plan, Executive Deferred
Compensation Program, Educational Assistance Program and a Flexible Spending Program. You will immediately be eligible to accrue vacation at the equivalent of 160 hours per year.
Employment At Will: In consideration of employment, you agree to conform to the policies of the Company and acknowledge that employment can be terminated for any reason, with or without cause, at any time with or without notice at the option of Thoratec or the employee. Failure to comply with company policies will necessitate disciplinary action, which may include termination of employment.

Cindy Lucchese
Job Offer Letter
Page Four	July 13, 2005
     Cindy, Thoratec has begun a very exciting time in its corporate life. We believe we can provide you with a challenging and rewarding career and look forward to your joining the Thoratec staff and both participating in and contributing to the success of the Company. We hope to have you as part of the Thoratec Team, and we eagerly await your confirmation to our offer.
     Sincerely,
     /s/ D. Keith Grossman
     D. Keith Grossman
     President and Chief Executive Officer
Enclosures
I accept your contingent offer of employment, and will commence work upon passing the drug screening test and the background investigation. I agree to the terms as outlined in this letter.

/s/ Cynthia Lucchese	August 1, 2005

Cindy Lucchese	Date